Exhibit 10.5

SECOND AMENDED AND RESTATED

FORTRESS INVESTMENT GROUP LLC

PRINCIPAL COMPENSATION PLAN

1.	Purposes of the Plan. This Second Amended and Restated Fortress Investment Group LLC Principal Compensation Plan provides for the payment of annual incentive compensation to those Principals of the Company designated for participation in the Plan and is intended to compensate each of such Principals for his services, contributions, and leadership provided to Fortress and to further align his interests with the interests of the Company’s stockholders. Capitalized terms used but not defined herein have the meanings given to such terms in Annex A hereto.

2.	Plan Administration.

(a)	Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the power and authority, without limitation:

(i)	to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto) and to otherwise supervise the administration of the Plan and to exercise all powers and authorities specifically granted under the Plan or necessary or advisable in the administration of the Plan;

(ii)	to delegate its authority and responsibilities under the Plan to the Principals Committee and/or members of management, subject to the requirements of applicable law;

(iii)	to review and approve all material recommendations, decisions, and determinations under the Plan, including those made by the Principals Committee; provided, that all calculations of any amounts to which the Participants are entitled pursuant to the Plan that are performed by or at the direction of the Company’s Chief Financial Officer shall be approved by the Compensation Committee absent manifest error in such calculations;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Awards under the Plan (including the amount, manner, and time of Payments, but excluding any vesting or similar terms or restrictions);

(v)	to determine the total amount and payment of all Awards under the Plan in respect of a particular Fiscal Year;

(vi)	to determine the eligibility for participation in the Plan in accordance with Section 3 below;

(vii)	to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(viii)	to adopt rules, regulations, and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

The powers and authority of the Compensation Committee hereunder shall in all events be subject to the terms of the Plan and the applicable Award Agreement, and the Compensation Committee shall in all events honor such terms to the extent permitted by applicable law.

(b)	Principals Committee. The Principals Committee shall make recommendations to the Compensation Committee with respect to the administration of the Plan. In particular, the Principals Committee shall recommend (i) whether a Participant shall be treated as the CIO or Sponsor for a newly raised fund or assets (which recommendation shall be made at the time a fund or product is launched) and (ii) interpretations of ambiguous or disputed material terms of the Plan.

(c)	Any dispute, controversy or claim arising out of or relating to the Plan, including a dispute with respect to any interpretation of the Plan, the terms of any Award or any other decisions made by the Compensation Committee, shall be resolved in binding arbitration in accordance with Section 10.6 of the Founders Agreement. Such dispute, controversy or claim with respect to the Compensation Committee’s interpretations of the Plan shall be resolved pursuant to a determination made on a “de novo” basis, without regard to any determination made by the Compensation Committee or any person or entity entitled to make determinations hereunder. All other decisions made by the Compensation Committee with respect to the Plan may not be reversed, in whole or in part, except upon clear and convincing evidence that such decision is an abuse of discretion. No member of the Board, the Compensation Committee, or the Principals Committee, nor any officer or employee of any member of the Fortress Group acting on behalf of the Board, the Compensation Committee, or the Principals Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board, the Compensation Committee, or the Principals Committee and each and any officer or employee of each member of the Fortress Group acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination, or interpretation.

(d)

All calculations under the Plan and allocations of any amounts to which the Participants are entitled pursuant to the Plan with respect to existing types or forms of compensation shall be consistent with its calculation or allocation as of immediately prior to the Founders Closing; provided, that the Principals Committee may recommend changes to such calculations and allocations from time to time, which shall be effective upon approval of the Compensation Committee.

3.	Eligibility. The Participants in the Plan as of the Founders Closing are set forth in Schedule 1. Additional persons eligible to participate in the Plan shall be determined by the unanimous agreement of the Principals Committee, subject to the approval of the Compensation Committee. With respect to each Fiscal Year, the persons who shall participate in the Plan for such Fiscal Year shall be determined prior to the end of the immediately preceding Fiscal Year; provided, that, each Participant set forth on Schedule 1 shall be a Participant in the Plan during each such Fiscal Year (and receive an Award in respect of such Fiscal Year in accordance with the terms of this Plan), as long as Participant is employed by any member of the Fortress Group on the first day of such Fiscal Year. Schedule 1 sets forth the list of eligible Participants for the 2017 Fiscal Year.

4.	Awards. Unless otherwise determined by the unanimous recommendation of the Principals Committee and approved by the Compensation Committee, an award under this Plan (an “Award”) shall be in the form of equity interests in the Company, Fortress Operating Entity I LP, FOE II (New) LP, or Principal Holdings I LP (or, if approved by the Compensation Committee, in one or more other members of the Fortress Group) that are structured as a “profits interest” for federal income tax purposes (“Equity Interests”), and any amounts payable to a Participant hereunder shall be in the form of cash distributions in respect of such Equity Interests. Without limiting the foregoing, following the Founders Closing, each Participant shall continue to own the Equity Interests held by such Participant immediately prior to the Founders Closing. An Award may apply to a single Fiscal Year or multiple Fiscal Years. An Award shall also indicate for which Hedge Fund(s), PE Fund(s) and/or PCV(s) a Participant will be a CIO or Sponsor. Each Participant who is granted an Award shall enter into one or more Award Agreements with Fortress, containing such terms and conditions as are not inconsistent with the Plan, as the Compensation Committee shall require. The provisions of each Award need not be the same with respect to each Participant. The Company may cause applicable partnership agreements of any member of the Fortress Group to be amended to the extent required or desirable to effectuate the terms of the Plan.

5.	Determination of Annual Amount. Subject to the other terms and conditions of the Plan and any Award Agreement, an Award will entitle the applicable Participant to a Payment equal to the Annual Amount (as defined below), if positive, in respect of the Fiscal Year to which the Award relates.

(a)	Annual Amount. The “Annual Amount” for a Participant for a particular Fiscal Year shall be equal to the sum of the following:

(i)	Existing Hedge Fund AUM: for each Hedge Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (A) 0.20 times (B) the Net Promote for the applicable Hedge Fund that is attributable to Existing Hedge Fund AUM for the applicable Fiscal Year; plus

(ii)	New Hedge Fund AUM: the sum of:

(A)	For each Hedge Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable Hedge Fund that is attributable to New Hedge Fund AUM for the applicable Fiscal Year; plus

(B)	For each Hedge Fund that was sponsored by the applicable Participant, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable Hedge Fund that is attributable to New Hedge Fund AUM for the applicable Fiscal Year; plus

(iii)	New PE Funds: the sum of:

(A)	For each New PE Fund for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable New PE Fund for the applicable Fiscal Year; plus

(B)	For each New PE Fund that was sponsored by the applicable Participant, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable New PE Fund for the applicable Fiscal Year; plus

(iv)	PCVs: the sum of:

(A)	For each PCV that had raised capital on or prior to January 1, 2012, that was sponsored by the applicable Participant, an amount equal to the product of (1) 0.20 times (2) the excess, if any, of (x) the NOR for the applicable PCV for the applicable Fiscal Year over (y) the NOR for the applicable PCV for the 2011 Fiscal Year; plus

(B)	For each PCV that had first raised capital after January 1, 2012, for which the applicable Participant has served as CIO during the applicable Fiscal Year, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable PCV for the applicable Fiscal Year; plus

(C)	For each PCV that had first raised capital after January 1, 2012, that was sponsored by the applicable Participant, an amount equal to the product of (1) 0.20 times (2) the NOR for the applicable PCV for the applicable Fiscal Year.

Any reference to a “sum” or “amount” in this Section 5 may be a positive or negative number.

(b)	Shortfall. In the event that the Annual Amount in respect of a Fiscal Year for a Participant is a negative amount (such amount, a “Shortfall Amount”), any future Annual Amount shall be reduced by the Shortfall Amount (and any prior Shortfall Amount that has not been previously recovered pursuant to this Section 5(b)).

(c)	Adjustments. In the event that a Participant serves as CIO for less than all of a Fiscal Year (other than in circumstances governed by Section 9 of this Plan), appropriate adjustments shall be made to this Section 5 to equitably adjust the amount of such Participant’s Annual Amount for the applicable Fiscal Year.

(d)	Allocations. The Principals Committee shall determine the principles and methodology for expense and revenue allocations required to determine any Annual Amount (or component thereof) or other allocation described in the immediately following sentence; provided, that any such principles and methodologies that are not consistent with the corresponding principles and methodologies used as of immediately prior to the Founders Closing shall be subject to approval of the Compensation Committee. For all purposes of this Plan and any Award Agreement, (i) any allocation of any revenues or expenses of Fortress and/or (ii) any allocation of any Net Promote or NOR in respect of any Hedge Fund that is comprised of Existing Hedge Fund AUM and New Hedge Fund AUM shall, in each case, be initially determined by a committee comprised of two representatives (not including a Participant) from each business unit and the Chief Financial Officer and Controller of the Company, with such determination based on the principles and methodology that have been established by the Principals Committee. The Principals Committee shall review and, subject to approval of the Compensation Committee, approve each such determination.

(e)	Aggregation of Income Streams. For the avoidance of doubt, and consistent with the method of calculating the Annual Amount as of immediately prior to the Founders Closing, the calculation of each amount under Section 5(a)(i), (ii), (iii), and (iv) shall be made on an aggregate basis, such that the amount to which all Participants are entitled in the aggregate in respect of any one Hedge Fund, New PE Fund, or PCV pursuant to such section shall not exceed 20% of NOR or Net Promote (as applicable) for each such Hedge Fund, New PE Fund, or PCV, unless otherwise specifically agreed by the Company and one or more Participants.

(f)	Future Management Roles. If the Company or any member of the Fortress Group requests that a Participant manage, sponsor, or advise any investment fund,

“feeder” fund, co-investment vehicle, alternative investment vehicle, managed or separate account, or any other investment entity or vehicle that, in each case, is not a Hedge Fund, PE Fund, or PCV that would otherwise be subject to this Section 5 (each, a “Non-Plan Investment”), then the Company and such Participant shall negotiate in good faith regarding the amendment, modification, or adjustment of the provisions of the Plan (including this Section 5) such that the Annual Amount for such Participant includes payment of an amount with respect to the NOR, Net Promote, or term of similar meaning for such Non-Plan Investment.

6.	Determination of Payments. For each Fiscal Year, the Principals Committee shall recommend to the Compensation Committee the Annual Amount in respect of each Participant (including any allocations among individual Participants within a business unit) on or prior to January 31st of the Fiscal Year immediately following the Fiscal Year to which the applicable Awards relate. Mr. Edens shall be responsible for the provision to the Principals Committee of the allocation of amounts among the Participants within the Private Equity business unit, and shall make such provision on or prior to January 15th of the Fiscal Year immediately following the Fiscal Year to which the applicable Awards relate. The Compensation Committee shall act to make a final determination of amount and form of each Participant’s Payment, on the recommendations of the Principals Committee, by no later than February 10th of such Fiscal Year.

7.	Form of Payment. Unless otherwise determined by the unanimous recommendation of the Principals Committee and approved by the Compensation Committee, a Payment to a Participant shall be made in the form of cash distributions to a Participant in respect of the Equity Interests held by the Participant.

8.	Timing of Payments. Subject to Sections 9 and 10, each Payment to a Participant shall generally be made at the same time as payments of other formula-based or profit-sharing compensation payments in respect of the Fiscal Year to which the applicable Payment relates are made to employees of Fortress, but in no event earlier than January 31st or later than March 15th of the Fiscal Year immediately following the Fiscal Year to which the applicable Payment relates.

9.	Termination of Employment.

(a)	Payment in Respect of Hedge Funds. Except as provided for in Section 9(c), a Participant will not be entitled to any Payment in respect of any portion of an Annual Amount determined with reference to Section 5(a)(i) or (ii) unless the Participant is an employee of Fortress on the date on which any Annual Amount is actually paid to a Participant.

(b)

Private Equity and PCVs. Except as provided for in this Section 9(b) and Section 9(c), a Participant will not be entitled to any Payment in respect of any portion of an Annual Amount determined with reference to Section 5(a)(iii) or Section 5(a)(iv) unless the Participant is an employee of Fortress on the date on which any

Annual Amount is actually paid to a Participant. Subject to Sections 9(c), (d), and (e), the right of a Participant set forth on Schedule 1 to receive any Payment in respect of any portion of Net Promote granted pursuant to Section 5(a)(iii) or Section 5(a)(iv) (whether granted prior to, on, or after the Founders Closing) shall be fully vested as of the date of the initial closing of the applicable PE Fund(s) or PCV(s) and shall be subject to the other terms and conditions as are applicable to Fortress employees generally who are granted Promote interests in the PE Fund(s) or PCV(s) to which any such portion relates (other than, subject to Section 10(c), terms and conditions relating to holdback of distributions and the cash collateralization of clawback obligations; provided, that no such vested Net Promote interest shall be subject to repurchase or termination under the “duty of loyalty” contained in any of the governing documents applicable to any entity or vehicle through which any Participant holds (directly or indirectly) any such Net Promote interest).

(c)	Termination without Cause or Due to Death or Disability; Resignation with Good Reason. In the event of a termination of the Participant’s employment by Fortress without Cause or due to death or Disability, or the Participant’s resignation with Good Reason, provided that the Participant (or his estate, if applicable) executes a general release of claims in the form customarily used by Fortress within forty-five (45) days following such termination and such release becomes irrevocable, (i) a Participant who serves as a CIO or Sponsor of an Existing Hedge Fund, a New Hedge Fund or a PCV shall be entitled to a Payment under the Plan equal to, and payable in the same manner as, the Payment that would have otherwise been made to such Participant in respect of the amounts determined with reference to Sections 5(a)(i), (ii), and (iv) and 5(b) for the Fiscal Year in which the Participant was terminated had the Participant’s employment not terminated (and thereafter such Participant shall not be entitled to any further Payments with respect to such Existing Hedge Fund, New Hedge Fund, or PCV under the Plan or any Award Agreement) and (ii) a Participant who serves as CIO or Sponsor of a New PE Fund or a PCV shall be entitled to Payments with respect to the Net Promote portion of any Award and that is vested pursuant to Section 9(b) (with such Payments payable at the same times as they are made to Participants generally under the Plan), provided that this Section 9(c)(ii) shall apply only with respect to Awards (or portions thereof) that do not constitute deferred compensation under Code Section 409A.

(d)	Termination for Cause. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, in the event of a termination of a Participant’s employment by Fortress for Cause, the Participant’s rights to all Awards (whether vested or unvested) and Annual Amounts shall be forfeited without compensation as of the date of such termination, and such Participant shall have no further rights under the Plan or any Award, without limiting any rights to any Net Promote interest that is vested pursuant to Section 9(b).

(e)	Voluntary Resignation without Good Reason. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, in the event that a Participant voluntarily resigns from his or her service to Fortress without Good Reason, the Participant’s rights to all Awards and unpaid Annual Amounts shall be forfeited without compensation as of the date of resignation, and such Participant shall have no further rights under the Plan or any Award, without limiting any rights to any Net Promote interest that is vested pursuant to Section 9(b).

(f)	Separation of Net Promote Interest after Termination. After the termination of a Participant’s employment for any reason, the Company shall use commercially reasonable efforts to transfer to such Participant all interests underlying the Equity Interests representing the vested Net Promote interest (as described in Section 9(b)) that has previously been included in the calculation of NOR for such Participant under the Plan; provided, that, if such transfer does not occur (and/or prior to such transfer), the Participant shall nevertheless continue to receive (in the form of cash distributions in respect of Equity Interests or such other form as agreed by Participant and the Compensation Committee) all amounts to which Participant would be entitled, and continue to be bound by all obligations to which Participant would be bound (except, for the avoidance of doubt, any provisions regarding repurchase or termination under the “duty of loyalty” contained in any of the governing documents applicable to such interests), if Participant held such interests directly. Such interests are expected to be in the form that such Equity Interests in Promote vehicles are otherwise issued or granted to employees of the Fortress Group, subject to the other limitations set forth in this Plan.

10.	Certain Clawback and Repayment Obligations.

(a)	Clawback Obligation in Respect of PE Funds. Any Participant who receives a Payment that is comprised, in whole or in part, of an amount described under Section 5(a)(iii) shall be responsible for his or her pro rata share of any clawback or similar requirement applicable to any Promote paid to Fortress as the general partner of the applicable New PE Fund (or Fortress in respect thereof) (with respect to any New PE Fund (or Fortress), a “PE Clawback Obligation”). The terms and conditions of a PE Clawback Obligation are intended to be substantially similar, in all material respects (other than, subject to Section 10(c), with respect to the holdback and cash collateralization of the obligation), to the terms and conditions applicable to Fortress employees who are granted or otherwise receive an interest in the Promote or carry of the New PE Fund to which the PE Clawback Obligation relates, subject to approval by the Compensation Committee. Any PE Clawback Obligation of a Participant shall not be reduced or otherwise limited by the termination of the employment of such Participant with Fortress (and any related forfeiture resulting therefrom).

(b)	Funding. A PE Clawback Obligation shall be payable in cash.

(c)	Override. Notwithstanding any other provision of this Plan or an Award Agreement to the contrary, in the event that applicable law or the governing documents of any Hedge Fund or New PE Fund require (i) a more stringent or burdensome clawback, repayment or similar obligation or (ii) the use of a deferral, escrow, holdback and/or collateral obligation, this Plan and the terms of any Award Agreement shall reflect such obligations and each of them shall be amended to the extent necessary to reflect such obligations.

11.	Set-Off. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, to the extent permitted by Code Section 409A, Fortress shall have the right to offset against any amount owed to a Participant under this Plan any amounts that are owed by a Participant to Fortress (including amounts owed under this Plan) at the time of any Payment hereunder.

12.	Amendment and Termination of the Plan. The Plan became effective as of January 1, 2012, was amended and restated on November 3, 2016, and was further amended and restated effective as of and subject to the Founders Closing. The Plan (or Awards thereunder) may not be amended, modified, suspended, or terminated, in whole or in part, at any time, without the consent of each Participant that would be affected by such amendment, modification, suspension, or termination; provided, that the Board may adopt amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, further, that prior to the Founders Closing, the amended and restated terms of the Plan to be effective at the Founders Closing may not be amended without the express written consent of the Special Committee (as defined in the Agreement and Plan of Merger, by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership, Foundation Acquisition LLC, a Delaware limited liability company and the Company, dated as of February 14, 2017). At no time before the actual distribution of amounts to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise explicitly stated in this Plan. The Company and the Principals Committee shall from time to time re-examine, and consult in good faith regarding, the provisions of this Plan (and any potential amendments or modifications thereto) to determine whether the Plan continues to be aligned with the business needs and goals of the Fortress Group.

13.	Implementation of the Plan. This Plan sets forth the material terms and conditions of the subject matter hereof. Such terms and conditions will be more fully set forth in (i) such principles and policies as may be promulgated by the Compensation Committee and/or Principals Committee from time to time pursuant to Section 2, (ii) each Award Agreement and/or (iii) such other agreements and documents (whether or not referenced in this Plan) as may be necessary or appropriate to give effect to the terms and conditions set forth herein.

14.	Withholding. Distributions pursuant to this Plan shall be subject to any applicable tax withholding requirements (federal, state, local, and foreign).

15.	No Guarantee of Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees.

16.	Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

17.	Nonassignment. Except as may be determined by the Compensation Committee or set forth in the applicable Award Agreement, the rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy; provided, that, a Participant shall be permitted to allocate, on such terms and conditions as such Participant shall determine, any portion of an Award granted to such Participant hereunder to any employees of the Company or Fortress in order to encourage retention of such employees; provided, further, that no such employees to whom a Participant allocates a portion of an Award shall be deemed a Participant under the Plan due to such allocation.

18.	Right to Receive Payment. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to Payment of an Award other than as an unsecured general creditor with respect to any Payment to which he or she may be entitled.

19.	Governing Law. The Plan shall be governed by the laws of the State of Delaware.

20.

Section 409A. This Plan and all Awards are intended to comply with Code Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan and all Awards hereunder shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan, and no Payment shall be due to a Participant under this Plan, until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any Payments described in this Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to a Participant pursuant to this Plan that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Plan, to the extent that any Payments to be made upon a Participant’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the Payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) such Participant’s death.

21.	Books and Records. For purposes of resolving accounting and record-keeping questions under the Plan, the books and records of the Company will govern in the event of a conflict between those records and those of any Hedge Fund, PE Fund or PCV (as applicable). Adjustments from one Fiscal Year to the next necessitated by audit-related or other adjustments to the books and records of any Hedge Fund, PE Fund or PCV (as applicable) after the Payment of any Annual Amount for a particular Fiscal Year will be made and paid or deducted at the time Payments are made under the Plan with respect to the Fiscal Year following the Fiscal Year of the adjustment.

22.	Non-Contravention. The Company shall not (and shall cause other members of the Fortress Group not to) by any action or inaction, including, without limitation, amending its certificate of incorporation (or similar constituent document) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other interests or any other action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of the Plan or any Award or Award Agreement issued hereunder.

Annex A

Defined Terms

(a)	“AUM” means, without duplication for indirect interests, the “Management Fee Paying Assets Under Management” or “AUM” as defined in a manner consistent with the most recent Form 10-K filed by the Company with the SEC as of immediately prior to the Founders Closing.

(b)	“Award” shall have the meaning set forth in Section 4 hereof.

(c)	“Award Agreement” means any written agreement, contract, instrument, and/or document evidencing any Award (or portion thereof) and providing the terms and conditions of such Award.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall have the meaning set forth in the Founders Agreement.

(f)	“CIO” means, with respect to a particular Hedge Fund or PE Fund, the chief investment officer (or person serving in a comparable capacity) of such fund. For any Hedge Fund, PE Fund or PCV, the CIO, if any, thereof is noted on Schedule 2 hereto. A fund may have more than one person acting as the CIO, and the determination that a Participant functions as the CIO (or one of the CIO’s) of a fund may be made based upon such factors as the Compensation Committee deems appropriate, including but not limited to the degree of involvement of a Participant in the fund’s investment process and the allocation of investments across the fund and other funds for which the Participant serves as the CIO.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means Fortress Investment Group LLC, a Delaware limited liability company.

(i)	“Compensation Committee” means the Compensation Committee of the Board.

(j)	“Disability” shall have the meaning set forth in the applicable Participant’s Employment Agreement; provided, however, that, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have become “disabled” for purposes of this Plan until such Participant would be considered to be “disabled” within the meaning of Code Section 409A.

(k)	“Distributable Earnings” means, with respect to a Fiscal Year, the Company’s pre-tax fund management distributable earnings, as calculated in a manner consistent with the most recent Form 10-K filed by the Company with the SEC as of immediately prior to the Founders Closing, which shall be subject to review and approval by the Compensation Committee.

(l)	“Employment Agreement” means, for a particular Participant, that certain Employment, Non-Competition and Non-Solicitation Agreement between the applicable Participant and the Company dated as of November 3, 2016, as amended on the Founders Closing and as may be further amended from time to time, or any successor agreement.

(m)	“Excluded Assets” means (i), any fund or account managed by Logan Circle Partners, (ii) Fortress Partners Funds and (iii) any balance sheet investments of Fortress, including, in each case, the funds, accounts and investments noted as an “Excluded Fund / Account” on Schedule 2 hereto.

(n)	“Existing Hedge Fund” means a Hedge Fund noted as an “Existing Hedge Fund” on Schedule 2 hereto.

(o)	“Existing Hedge Fund AUM” means the AUM of an Existing Hedge Fund up to the amount of such AUM reported in the December 31, 2011 Report on Form 10-K of Fortress (the “10-K”), adjusted for redemptions from such fund payable on or before December 31, 2010. To the extent that the AUM of such a Hedge Fund increases beyond the amount reported in the 10-K (as adjusted), such incremental increased amount shall be treated as New Hedge Fund AUM. The measurement of New Hedge Fund AUM (if any) in an Existing Hedge Fund shall occur each time that Promote is clipped in such fund.

(p)	“Existing PE Fund” means a PE Fund noted as an “Existing PE Fund” on Schedule 2 hereto.

(q)	“Fiscal Year” means a fiscal year of the Company.

(r)	“Fortress Group” means, collectively, the Company and its controlled subsidiaries.

(s)	“Founders Agreement” means that certain Founders Agreement, by and among SB Foundation Holdings LP, a Cayman Islands exempted limited partnership, the Company, FIG Corp., a Delaware corporation, FIG Asset Co. LLC, a Delaware limited liability company, and the parties designated as Sellers therein, dated as of February 14, 2017, as may be amended from time to time.

(t)	“Founders Closing” shall have the meaning set forth in the Founders Agreement.

(u)	“Good Reason” shall have the meaning set forth in the Founders Agreement.

(v)

“Hedge Fund” means, without duplication, (a) any open-ended investment vehicle that provides for periodic, discretionary redemption or other similar liquidity rights to any investor, together with any “feeder” funds, co-investment vehicles, alternative investment vehicles, other investment vehicles or the respective successor vehicles (if any) of any of the foregoing, in each case, through which such open-ended investment vehicle’s investment programs are effectuated or pursued, or any fund or investment vehicle to which the portfolio investments now or hereafter held, directly or indirectly, by any of the foregoing are transferred other than pursuant to a bona fide sale to a third party on arms-length terms, in each case which is managed, sponsored, or advised by any member of the Fortress Group, and (b) any open-ended managed account or separate account that provides for periodic, discretionary redemption or other similar liquidity rights to any client and which is managed, sponsored, or advised by any member of the Fortress Group, in a manner similar to a fund described in the immediately preceding clause (a), including, in each case, the funds and accounts noted as “Existing Hedge Funds” and “Hedge Funds Currently in Formation Subject to the Plan” on Schedule 2 hereto. Notwithstanding the foregoing, a Hedge Fund shall not include any Excluded Assets or PCVs.

(w)	“Net Promote” means, (i) with respect to Existing Hedge Fund AUM for the applicable Fiscal Year, the gross Promote that is paid to Fortress with respect to such Existing Hedge Fund AUM in respect of such Fiscal Year less any payments to third parties and employees under profit-sharing arrangements (i.e., EWYK or DCP deals) and (ii) with respect to a particular PE Fund or PCV for the applicable Fiscal Year, the gross Promote or similar amount (such as an equity interest) that is paid to Fortress by the applicable PE Fund or PCV in respect of such Fiscal Year less any payments of such Promote or similar amount that is calculated by reference to such Promote or similar amount to third parties, employees and partners.

(x)	“New Hedge Fund AUM” means the AUM of any Hedge Fund other than Existing Hedge Fund AUM and Excluded Assets.

(y)	“New PE Fund” means a PE Fund that holds a final closing after January 1, 2012. For the avoidance of doubt, no Existing PE Fund shall be a New PE Fund.

(z)

“NOR” means, in all cases applying the principles used for determining “fund management distributable earnings” of Fortress with respect to a particular Hedge Fund, PE Fund or PCV (as applicable) for the applicable Fiscal Year, (a) the amount of the net management fees plus the amount of net incentive fees earned by Fortress (which fees, for the avoidance of doubt, may not actually be received by Fortress until after the end of the Fiscal Year in which such fees are treated as earned for purposes of calculating NOR and/or “clipping” a Promote) as reflected on Fortress internal management accounts in respect of the applicable Hedge Fund, PE Fund or PCV with respect to the applicable Fiscal Year (in each case, net of rebates thereof, if any, with respect to investments by any member of the Fortress Group and revenue sharing arrangements), minus (b) the sum of (i) the applicable Hedge Fund’s, PE Fund’s or PCV’s allocable share of the costs and expenses of Fortress related to, or incurred for the benefit of, the applicable Hedge Fund, PE Fund or PCV, including, but not limited to, (A) payroll costs (including salary, benefits and discretionary bonuses), (B) direct expenses (including travel and entertainment expenses and marketing), (C) overhead expenses (including rent), (D) other operating expenses (including reserves), (E)

corporate overhead (including corporate functions and the “capital formation group”), (F) fixed asset depreciation and (G) payments to employees of the members of the Fortress Group and third parties under profit-sharing arrangements and (ii) any taxes (including payroll and employment taxes, but for the avoidance of doubt, excluding any income taxes payable by Fortress) payable in respect of the amounts set forth in clause (a) or clause (b) above with respect to the applicable Fiscal Year. For the avoidance of doubt, (i) the NOR may be negative for a Fiscal Year and (ii) clawback obligations on funds other than New PE AUM shall not be included within the NOR calculation.

(aa)	“Participant” means a Principal of the Company selected by the Principals Committee and approved by the Compensation Committee in accordance with Section 3 hereof.

(bb)	“Payment” means, with respect to a particular Annual Amount, the cash amount received by a Participant in satisfaction of the applicable Annual Amount.

(cc)	“PCV” means any publicly traded alternative investment vehicle that is managed, sponsored, or advised by any member of the Fortress Group, including the entities noted as “PCVs” on Schedule 2 hereto.

(dd)	“PE Fund” means, without duplication, (a) any closed-end investment fund or account with no discretionary redemption or other similar liquidity rights (other than in certain limited circumstances) to any investor, together with any “feeder” funds, co-investment vehicles, alternative investment vehicles, other investment vehicles or the respective successor vehicles (if any) of any of the foregoing, in each case, through which such fund’s investment programs are effectuated or pursued, or any fund or investment or vehicle to which the portfolio investments now or hereafter held, directly or indirectly, by any of the foregoing are transferred other than pursuant to a bona fide sale to a third party on arms-length terms, in each case which is managed, sponsored, or advised by any member of the Fortress Group and (b) any closed-ended managed account or separate account with no discretionary redemption or other similar liquidity rights for any client and which is managed, sponsored, or advised by any member of the Fortress Group, in a similar manner to a fund described in the immediately preceding clause (a), including, in each case, the funds and accounts listed noted as “Existing PE Funds” and “PE Funds Currently in Formation Subject to the Plan” on Schedule 2 hereto. Notwithstanding the foregoing, a PE Fund shall not include any Excluded Assets or PCVs.

(ee)	“Person” means any individual, partnership, limited liability company, corporation, trust or other association or entity.

(ff)	“Plan” means this Fortress Investment Group LLC Second Amended and Restated Principal Compensation Plan, as may be amended or restated from time to time.

(gg)	“Principal” means each of Messrs. Wesley R. Edens, Peter L. Briger, Jr., and Randal A. Nardone, and any other individual selected as a Participant by the Principals Committee and approved by the Compensation Committee in accordance with Section 3 hereof.

(hh)	“Principals Committee” means the committee that may assist in the administration of the Plan as described in Section 2 hereof. The Principals Committee is comprised of Messrs. Wesley R. Edens, Peter L. Briger, Jr. and Randal A. Nardone as of the Founders Closing. The Compensation Committee shall be responsible for determining whether the replacement of a member of the Principals Committee is necessary in the event of the death, Disability, termination or resignation of any member of the Principals Committee. In determining a possible replacement, the Compensation Committee shall ensure that each business unit (i.e., PE and Credit) shall always maintain at least one representative on the Principals Committee.

(ii)	“Promote” means, without duplication, direct or indirect distributions, payments, or allocations in respect of any carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing with respect to the earnings, increases in net asset value, profits, or gains generated in respect of any Hedge Fund, PE Fund, or PCV, as applicable. For the avoidance of doubt, if any distribution or payment is made in respect of an allocation that was already included for purposes of determining Promote, then such distribution or payment shall not be taken into account in determining Promote (and vice versa).

(jj)	“SEC” means the U.S. Securities and Exchange Commission.

(kk)	“Sponsor” means the Participant with respect to any Hedge Fund or PE Fund that is raised, in whole or in part, by making use of such Participant’s relationships, investment track record, personal reputation and/or other individual attributes that, individually or in the aggregate, provide a substantial and necessary contribution to the success of the capital raise of the particular Hedge Fund or PE Fund. For any Hedge Fund, PE Fund or PCV in existence on the date hereof, any Sponsor thereof is noted on Schedule 2 hereto. Notwithstanding any other provision of this Plan to the contrary, no Hedge Fund or PE Fund for which a Participant serves as CIO shall also be deemed to be sponsored by such Participant. Any reference herein to a Participant’s being a “sponsor,” “sponsoring,” or having “sponsored” shall refer to the act of being a Sponsor.

Schedule 1

Wesley R. Edens

Peter L. Briger, Jr.

Randal A. Nardone

Schedule 2

See attached.